EXHIBIT 99.23B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-227375 on Form S-1 of our reports dated March 6, 2020, relating to the consolidated financial statements and financial statement schedules of Talcott Resolution Life Insurance Company and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
April 16, 2020